Exhibit 99.1

FactSet Reports Strong Revenue and EPS Growth in Third Quarter 2018

NORWALK, Conn., June 26, 2018 - FactSet (the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced its results for the third quarter ended May 31, 2018.

Third Quarter Fiscal 2018 Highlights

●

Revenues increased 8.9% or $27.8 million to $339.9 million compared with $312.1 million for the same period in fiscal 2017. Organic revenues grew 5.7% to $332.5 million during the third quarter of 2018 from the prior year period. The increase is primarily due to higher sales of analytics products, content and technology solutions (CTS) and wealth management solutions.

●

Annual Subscription Value (ASV) increased to $1.36 billion at May 31, 2018 compared with prior year ASV of $1.28 billion. The organic ASV growth rate, which excludes the effects of acquisitions, dispositions, and foreign currency, was 5.3%.

●

Operating margin decreased to 27.4% compared with 28.1% in the prior year period. The decrease in operating margin is primarily related to restructuring actions and certain one-time administrative expenses. Adjusted operating margin decreased to 31.0% compared with 31.9% in the prior year period.

●

Diluted earnings per share (EPS) increased to $1.91 compared with $1.66 for the same period in fiscal 2017. Adjusted diluted EPS for the third quarter rose 17.8% to $2.18 compared with $1.85 in the prior period boosted primarily by the U.S. Tax Cuts and Jobs Act (“TCJA”).

●	The Company’s effective tax rate for the third quarter was 16.5%, as compared with 23.2% a year ago, primarily due to the TCJA.

●

FactSet increased its quarterly dividend by $0.08 or 14.3% per share to $0.64 marking the 13th consecutive year the Company has increased dividends, highlighting its continued commitment to returning value to shareholders.

“We are making progress integrating and cross selling our acquisitions resulting in important wins this quarter, particularly within Analytics. We continue to innovate with the launch of the Open:FactSet marketplace and enhancing our risk offering. We believe we have a solid pipeline for the fourth quarter and expect to finish fiscal 2018 in our guidance range,” said Phil Snow, FactSet CEO.

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended May 31,
(In thousands, except per share data)	2018	2017	Change

GAAP revenues	$339,911	$312,120	8.9%
Organic revenues	$332,508	$314,453	5.7%
Operating income	$93,265	$87,642	6.4%
Adjusted operating income	$105,681	$100,331	5.3%
Operating margin	27.4%	28.1%
Adjusted operating margin	31.0%	31.9%
Net income	$74,746	$65,414	14.3%
Adjusted net income	$85,113	$72,949	16.7%
Diluted EPS	$1.91	$1.66	15.1%
Adjusted diluted EPS	$2.18	$1.85	17.8%

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

Maurizio Nicolelli, FactSet CFO added, “We made good progress on our annual and medium term goals this quarter. The restructuring actions we initiated this quarter help us to optimize costs and benefit margins in the future. With our balanced capital allocation framework including our robust share buyback program and an increase in dividends, we continued to return value to shareholders.”

Annual Subscription Value (ASV) and Segment Revenue

ASV was $1.36 billion at May 31, 2018, up $67.6 million organically from the prior year. The organic ASV growth rate was 5.3%. ASV excludes professional services fees billed in the last 12 months, which are not subscription-based. Organic ASV, which excludes the effects of acquisitions, dispositions and foreign currency, increased $9.0 million over the last three months. ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients.

Buy-side and sell-side ASV growth rates for the third quarter of fiscal 2018 were 5.3% and 5.0%, respectively. Buy-side clients accounted for 84.4% of ASV while the remainder is derived from sell-side firms that perform mergers and acquisitions advisory work, capital markets services and equity research. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this earnings release.

ASV from U.S. operations was $843.6 million, increasing 4.4% over prior year of $807.8 million and 4.4% organically. U.S. revenues for the quarter were $210.3 million compared with $197.8 million in the third quarter last year. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the U.S. revenue growth rate was 5.0%. ASV from international operations was $512.6 million, increasing 8.1% over prior year of $474.3 million and 6.7% organically. International ASV now represents 37.8% of total ASV, up from 37.0% a year ago. International revenues were $129.6 million compared with $114.3 million from the third quarter of fiscal 2017. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency, the international revenue growth rate was 6.9%.

Operational Highlights – Third Quarter Fiscal 2018

●

Client count as of May 31, 2018 was 4,975, a net increase of 80 clients in the past three months, primarily driven by the Company’s wealth management business. The count includes clients with ASV of $10,000 and above.

●	User count increased by 860 to 89,506 in the past three months primarily driven by an increase in wealth workstation sales. FactSet defines users as workstation and StreetAccount users.

●	Annual client retention was greater than 95% of ASV. When expressed as a percentage of clients, annual retention was 90%.

●	Employee count was 9,197 as of May 31, 2018, up 3.5% in the past 12 months.

●

Net cash provided by operating activities was $125.7 million compared with $92.3 million for the third quarter of 2017. Quarterly free cash flow was $119.7 million compared with $84.3 million a year ago, an increase of 41.9% primarily due to improved cash collections.

●	Capital expenditures decreased to $6.0 million, compared with $7.9 million a year ago.

●

A regular quarterly dividend of $24.6 million, or $0.64 per share, was paid on June 19, 2018, to common stockholders of record as of May 31, 2018. The $0.08 per share or 14.3% increase marked the 13th consecutive year the Company has increased dividends, highlighting its continued commitment to returning value to shareholders.

●

FactSet launched Open:FactSet Marketplace, a new online platform that offers both financial and alternative data such as satellite, sentiment, and environmental, social, and governance (ESG) data to address the growing demand for integrated data.

●

The Company released its first annual Corporate Social Responsibility Report, which covered the fiscal year ending August 31, 2017. The report highlights FactSet’s recent achievements and sets a trajectory for the future CSR goals.

●

FactSet expanded its global footprint by opening a new office in Shanghai, China. The Shanghai office will support FactSet's presence in the rapidly expanding, sophisticated, and technology-driven Chinese market.

Share Repurchase Program

FactSet repurchased 620,000 shares for $122 million during the third quarter under the Company’s existing share repurchase program. Over the last 12 months, FactSet has returned $369 million to stockholders in the form of share repurchases and dividends, funded by cash generated from operations. In its second quarter of 2018, the Company increased its share repurchase program to be in the range of $325 million to $375 million. This is an increase of approximately $100 million to the annual spend on share repurchases due to the repatriation of foreign earnings. Under the Company’s existing share repurchase program, $309.3 million is currently available for share repurchases.

Annual Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of today’s date. Given the risk factors, uncertainties and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Fiscal 2018 Expectations

●	Organic ASV is expected to increase in the range of $65 million and $85 million implying a growth rate in the range of 4.9% to 6.5% compared with fiscal 2017.

●	GAAP Revenues are expected to be in the range of $1.34 billion and $1.36 billion.

●	GAAP operating margin is expected to be in the range of 27.5% and 29.0%.

●	Adjusted operating margin is expected to be in the range of 31.0% and 32.5%.

●

FactSet’s annual effective tax rate is expected to be in the range of 18.0% and 19.5% primarily as a result of the TCJA. This range excludes the one-time deemed repatriation tax on historical unrepatriated foreign earnings, amongst other provisions related to the TCJA. The Company’s fiscal year end is August 31st, resulting in a blended federal statutory tax rate for the full 2018 fiscal year.

●	GAAP diluted EPS is now expected to be in the range of $6.92 and $7.17. Adjusted diluted EPS is now expected to be in the range of $8.37 and $8.62.

Both GAAP operating margin and GAAP diluted EPS guidance do not include the effects of any non-recurring benefits or charges that may arise in the fourth quarter of fiscal 2018. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.

Conference Call

The Company will host a conference call today, June 26, 2018 at 11:00 a.m. Eastern Time to discuss the third quarter results. The call will be webcast live at FactSet Investor Relations. The following information is provided for those who would like to participate:

U.S. Participants:	833.231.8259
International Participants:	647.689.4104
Passcode:	9179188
Moderator:	Rima Hyder, Vice President, Investor Relations

An archived webcast with the accompanying slides will be available at investor.factset.com for one year after the conclusion of the live event. The earnings call transcript will also be available via FactSet CallStreet. An audio replay of this conference will also be available until July 3, 2018 via the following telephone numbers: 800.585.8367 in the U.S. and 416.621.4642 internationally using passcode 9179188.

Forward-looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company's strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "should," "indicates," "continues," "subscriptions" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to: the current status of the global economy; the ability to integrate newly acquired companies and businesses; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company's leading technological position and reputation; the impact of global market trends on the Company's revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the retention of key clients; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

About Non-GAAP Financial Measures

Financial measures in accordance with U.S. GAAP including revenue, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Organic revenues exclude the effects of acquisitions and dispositions completed in the last 12 months and foreign currency in all periods presented. Adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share exclude both intangible asset amortization and non-recurring items. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet.

The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. FactSet uses this financial measure, both in presenting its results to stockholders and the investment community, and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet

FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior analytics, service, content, and technology to help more than 89,000 users see and seize opportunity sooner. We are committed to giving investment professionals the edge to outperform, with fresh perspectives, informed insights, and the industry-leading support of our dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly ranked as one of Fortune's 100 Best Companies to Work For and a Best Workplace in the United Kingdom and France.  Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow on Twitter: www.twitter.com/factset.

FactSet

Contact:

Rima Hyder

857.265.7523

rima.hyder@factset.com

Consolidated Statements of Income (Unaudited)
	Three Months Ended May 31,		Nine Months Ended May 31,

(In thousands, except per share data)	2018	2017	2018	2017

Revenues	$339,911	$312,120	$1,004,283	$894,537

Operating expenses
Cost of services	165,073	146,426	489,829	405,311
Selling, general and administrative	81,573	78,052	236,606	219,519
Total operating expenses	246,646	224,478	726,435	624,830

Operating income	93,265	87,642	277,848	269,707

Other expense
Loss on sale of business	—	—	—	(1,223)
Interest expense, net of interest income	(3,754)	(2,413)	(9,945)	(3,945)
Total other expense	(3,754)	(2,413)	(9,945)	(5,168)

Income before income taxes	89,511	85,229	267,903	264,539

Provision for income taxes	14,765	19,815	69,641	65,832
Net income	$74,746	$65,414	$198,262	$198,707

Diluted earnings per common share	$1.91	$1.66	$5.01	$5.00

Diluted weighted average common shares	39,104	39,457	39,543	39,736

Consolidated Statements of Comprehensive Income (Unaudited)
	Three Months Ended May 31,		Nine Months Ended May 31,
(In thousands)	2018	2017	2018	2017

Net income	$74,746	$65,414	$198,262	$198,707

Other comprehensive income (loss), net of tax
Net unrealized (loss) gain on cash flow hedges*	(2,361)	2,385	(4,105)	4,233
Foreign currency translation adjustments	(20,126)	21,316	(2,260)	10,680
Other comprehensive income (loss)	(22,487)	23,701	(6,365)	14,913
Comprehensive income	$52,259	$89,115	$191,897	$213,620

*For the three and nine months ended May 31, 2018, the unrealized loss on cash flow hedges was net of tax benefits of $976 and $2,166, respectively. For the three and nine months ended May 31, 2017, the unrealized gain on cash flow hedges was net of tax expense of $1,485 and $2,563, respectively.

Consolidated Balance Sheets (Unaudited)

	May 31,	August 31,
(In thousands)	2018	2017

ASSETS
Cash and cash equivalents	$213,061	$194,731
Investments	30,485	32,444
Accounts receivable, net of reserves	145,255	148,331
Prepaid taxes	9,236	7,076
Deferred taxes	—	2,668
Prepaid expenses and other current assets	31,573	24,127
Total current assets	429,610	409,376

Property, equipment, and leasehold improvements, net	94,380	100,454
Goodwill	704,807	707,560
Intangible assets, net	155,776	173,543
Deferred taxes	7,916	7,412
Other assets	14,683	14,970
Total Assets	$1,407,172	$1,413,315

LIABILITIES
Accounts payable and accrued expenses	$62,772	$59,214
Accrued compensation	40,257	61,083
Deferred fees	57,528	47,495
Taxes payable	12,670	9,112
Deferred taxes	—	2,382
Dividends payable	24,566	21,853
Total current liabilities	197,793	201,139
Deferred taxes	23,627	24,892
Deferred fees	7,007	3,921
Taxes payable	29,010	11,484
Long-term debt	574,739	575,000
Deferred rent and other non-current liabilities	39,663	37,188
Total Liabilities	$871,839	$853,624

STOCKHOLDERS’ EQUITY
Total Stockholders’ Equity	$535,333	$559,691
Total Liabilities and Stockholders’ Equity	$1,407,172	$1,413,315

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)	Nine Months Ended May 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$198,262	$198,707
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	42,848	33,770
Stock-based compensation expense	23,241	20,873
Loss on sale of business	—	1,223
Deferred income taxes	848	8,829
Loss on sale of assets	18	33
Tax benefits from share-based payment arrangements	—	(9,798)
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	3,067	(29,310)
Accounts payable and accrued expenses	3,423	1,548
Accrued compensation	(20,629)	(17,299)
Deferred fees	13,027	2,638
Taxes payable, net of prepaid taxes	25,928	6,081
Prepaid expenses and other assets	(11,503)	440
Deferred rent and other non-current liabilities	621	2,766
Other working capital accounts, net	191	(189)
Net cash provided by operating activities	279,342	220,312

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	—	(301,843)
Purchases of investments	(9,608)	(29,982)
Proceeds from sales of investments	9,872	23,399
Purchases of property, equipment and leasehold improvements, net of proceeds from dispositions	(18,375)	(25,981)
Net cash used in investing activities	(18,111)	(334,407)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(65,037)	(59,124)
Repurchase of common stock	(235,869)	(214,766)
Proceeds from debt	—	575,000
Repayment of debt	—	(300,000)
Debt issuance costs	—	(437)
Proceeds from employee stock plans	57,529	42,159
Tax benefits from share-based payment arrangements	—	9,798
Other financing activities	2,218	(1,223)
Net cash used in financing activities	(241,159)	(51,407)

Effect of exchange rate changes on cash and cash equivalents	(1,742)	(3,961)

Net increase (decrease) in cash and cash equivalents	18,330	(66,649)

Cash and cash equivalents at beginning of period	194,731	228,407
Cash and cash equivalents at end of period	$213,061	$161,758

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures

Financial measures in accordance with U.S. GAAP including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities have been adjusted below. FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues (Details may not sum to total due to rounding)

(Unaudited)	Three Months Ended May 31,
(In thousands)	2018	2017	Change
GAAP revenues	$339,911	$312,120	8.9%
Deferred revenue fair value adjustment (a)	1,488	2,531
Acquired revenues (b)	(6,985)	(198)
Currency impact (c)	(1,906)	—
Organic revenues	$332,508	$314,453	5.7%

(a)	The adjustment relates to deferred revenue fair value adjustments from purchase accounting.

(b)	Acquired revenues from acquisitions and divestitures completed within the last 12 months.

(c)	The impact from foreign currency movements over the past 12 months.

Operating Income, Margin, Net Income and Diluted EPS (Details may not sum to total due to rounding)

(Unaudited)	Three Months Ended May 31,
(In thousands, except per share data)	2018	2017	Change
GAAP Operating income	$93,265	$87,642	6.4%
Intangible asset amortization (a)	6,215	5,779
Deferred revenue fair value adjustment (b)	1,488	2,531
Other non-recurring items (c)	4,713	4,379
Adjusted operating income	$105,681	$100,331	5.3%
Adjusted operating margin (d)	31.0%	31.9%

GAAP Net income	$74,746	$65,414	14.3%
Intangible asset amortization (a)(e)	5,190	4,305
Deferred revenue fair value adjustment (b)(e)	1,242	1,886
Other non-recurring items (c)(e)	3,935	3,262
Income tax items (f)	-	(1,918)
Adjusted net income	$85,113	$72,949	16.7%

GAAP Diluted earnings per common share	$1.91	$1.66	15.1%
Intangible asset amortization (a)(e)	0.13	0.11
Deferred revenue fair value adjustment (b)(e)	0.03	0.05
Other non-recurring items (c)(e)	0.10	0.08
Income tax items (f)	-	(0.05)
Adjusted diluted earnings per common share	$2.18	$1.85	17.8%
Weighted average common shares (Diluted)	39,104	39,457

(a)

GAAP operating income in the third quarter of fiscal 2018 was adjusted to exclude $6.2 million of pre-tax intangible asset amortization, which reduced net income by $5.2 million and diluted earnings per share by $0.13. GAAP operating income in the third quarter of fiscal 2017 was adjusted to exclude $5.8 million of pre-tax intangible asset amortization, which reduced net income by $4.3 million and diluted earnings per share by $0.11. The income tax effect related to intangible asset amortization was $1.0 million in the third quarter of fiscal 2018 compared with $1.5 million for the same period in fiscal 2017.

(b)	The adjustment for the third quarter of fiscal 2018 relates to deferred revenue fair value adjustments from purchase accounting. The income tax effect related to deferred revenue fair value adjustments was $0.2 million in the third quarter of fiscal 2018 compared with $0.6 million from the prior year period.

(c)	GAAP operating income in the third quarter of fiscal 2018 was adjusted to exclude $4.7 million of pre-tax expenses primarily related to severance, stock-based compensation acceleration, other restructuring actions and legal matters, which reduced net income by $3.9 million and diluted earnings per share by $0.10. GAAP operating income in the third quarter of fiscal 2017 was adjusted to exclude $4.4 million of pre-tax expenses primarily related to the BISAM and FDSG acquisitions, which reduced net income by $3.3 million and diluted earnings per share by $0.08. The income tax effect related to the other non-recurring items was $0.8 million in the third quarter of fiscal 2018 compared with $1.1 million for the same period in fiscal 2017.

(d)	Adjusted operating margin is calculated as adjusted operating income divided by GAAP revenues plus the deferred revenue fair value adjustment.

(e)	For purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenue fair value adjustments and other non-recurring items were taxed at the annual effective tax rates of 16.5% for fiscal 2018 and 25.5% for fiscal 2017.

(f)	Fiscal 2017 GAAP net income was adjusted to exclude $1.9 million of income tax benefits related to finalizing previous years’ tax returns and other discrete items. GAAP diluted EPS was adjusted to exclude $0.05 from these same income tax benefits.

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
	Annual Fiscal 2018 Guidance
(In thousands, except per share data)	Low end of range	High end of range
GAAP Operating margin	27.5%	29.0%
Intangible asset amortization (a)	0.6%	0.6%
Deferred revenue fair value adjustment (b)	1.8%	1.8%
Other non-recurring items (c)	1.1%	1.1%
Adjusted operating margin	31.0%	32.5%

GAAP Net income	$268,000	$278,000
Intangible asset amortization (a)	19,750	19,750
Deferred revenue fair value adjustment (b)	6,080	6,080
Other non-recurring items (c)	11,076	11,076
Income tax items (d)	21,310	21,310
Adjusted net income	$326,216	$336,216

GAAP Diluted earnings per common share	$6.92	$7.17
Intangible asset amortization (a)	0.49	0.49
Deferred revenue fair value adjustment (b)	0.14	0.14
Other non-recurring items (c)	0.29	0.29
Income tax items (d)	0.53	0.53
Adjusted net income	$8.37	$8.62

(a)

GAAP operating income for the full fiscal 2018 year was adjusted to exclude $24.7 million of pre-tax intangible asset amortization, which reduced the GAAP operating margin by 0.6%, GAAP net income by $19.8 million and GAAP diluted earnings per share by $0.49. The income tax effect related to intangible asset amortization was $4.9 million for the period presented above.

(b)	The adjustment relates to deferred revenue fair value adjustments from purchase accounting. The income tax effect related to deferred revenue fair value adjustments was $1.6 million for the period presented above.

(c)	GAAP operating income for the full fiscal 2018 year was adjusted to exclude $14.1 million of pre-tax expenses primarily related to severance, stock-based compensation acceleration, other restructuring actions and legal matters, which reduced net income by $11.1 million and diluted earnings per share by $0.29. The income tax effect related to other non-recurring items was $3.0 million for the period presented above.

(d)	GAAP net income for the full fiscal 2018 year was adjusted to exclude $21.3 million of tax charges primarily related to the one-time deemed repatriation tax on foreign earnings. This reduced diluted earnings per share by $0.53.

Free Cash Flow

(Unaudited)	Three Months Ended May 31,
(In thousands)	2018	2017	Change
Net cash provided by operating activities	$125,654	$92,253
Capital expenditures	(6,000)	(7,935)
Free cash flow	$119,654	$84,318	41.9%

Supplementary Schedules of Historical ASV by Client Type

The following table presents the percentages and growth rates of organic ASV by client type, excluding currency, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency.

	Q3’18	Q2’18	Q1’18	Q4’17	Q3’17	Q2’17
% of ASV from buy-side clients	84.4%	84.4%	84.2%	84.1%	84.4%	83.2%
% of ASV from sell-side clients	15.6%	15.6%	15.8%	15.9%	15.6%	16.8%

ASV Growth rate from buy-side clients	5.3%	6.0%	5.3%	5.9%	5.7%	6.8%
ASV Growth rate from sell-side clients	5.0%	4.6%	3.9%	4.6%	5.8%	4.9%
Total Organic ASV Growth Rate	5.3%	5.8%	5.1%	5.7%	5.7%	6.5%

The following table presents the calculation of the above-mentioned ASV growth rates from all clients.

(Details may not sum to total due to rounding)

(In millions)	Q3’18	Q3’17
As reported ASV (a)	$1,356.2	$1,282.2
Currency impact (b)	1.6	8.0
Organic ASV total	$1,357.8	$1,290.2
Total Organic ASV Growth Rate	5.3%

(a)

Beginning with the fiscal third quarter of 2017, FactSet excluded professional services fees billed within the last 12 months, which are not subscription based. ASV excludes $20.1 million and $16.4 million, respectively, in professional services fees as of May 31, 2018 and 2017.

(b)	The impact from foreign currency movements was excluded above to calculate total organic ASV.